National Vision Holdings, Inc. Reports Second Quarter 2018 Financial Results; Reaffirms Fiscal 2018 Outlook

•	Net revenue increased 14.2% to $385.5 million

•	Comparable store sales growth of 10.4%; Adjusted comparable store sales growth of 8.8%

•	66th consecutive quarter of positive comparable store sales growth

•	Net income of $13.1 million; Adjusted net income increased 131.8% to $16.2 million

•	Adjusted EBITDA increased 18.2% to $46.8 million.

•	Diluted EPS of $0.17; Adjusted diluted EPS increased 68.0% to $0.21

Duluth, Ga. -- August 14, 2018 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the second quarter and six months ended June 30, 2018.
Reade Fahs, chief executive officer, stated, “We are pleased with our second quarter and year-to-date results, which demonstrate the resiliency and consistency of our business model. Our team delivered its 66th consecutive quarter of positive comparable store sales growth, driven primarily by customer transactions. We experienced an acceleration in customer traffic into the second quarter that benefited from an extended peak selling season. We opened 25 stores this quarter, and remain on track for our 2018 store opening plans. Our optometrists and associates work hard every day to make quality eye exams and eyewear more affordable for our patients and customers. As we move into the second half of the year, we are reaffirming the 2018 financial targets that we established in March.”
Adjusted comparable store sales growth, adjusted diluted EPS, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.

Second Quarter 2018 Highlights

•
Net revenue increased 14.2% to $385.5 million from $337.5 million for the second quarter of 2017. Net revenue growth was positively impacted by approximately 100 basis points by the timing of unearned revenue.

•	Comparable store sales growth of 10.4% and adjusted comparable store sales growth of 8.8% were primarily driven by increases in customer transactions and, to a lesser extent, average ticket.

•	The Company opened 25 new stores, closed two stores and ended the quarter with 1,050 stores. Overall, store count grew 7.1% from July 1, 2017 to June 30, 2018.

•
As a result of changes in California law, in the third quarter of 2017, the Legacy segment began providing eye examination services that previously had been provided by FirstSight Vision Services, Inc. (“FirstSight”), the Company's HMO subsidiary, increasing Legacy comparable store sales growth by 195 basis points in the second quarter. Also, in the fourth quarter of 2017, FirstSight ceased the sale of vision care products in Walmart locations that were not operated by the Company, reducing its net revenue and associated costs by approximately $1.8 million, with an immaterial impact on income from operations.

•
Costs applicable to revenue increased 13.2% to $177.1 million from $156.4 million for the second quarter of 2017. As a percentage of net revenue, costs applicable to revenue decreased 40 basis points to 45.9% from 46.3% for the second quarter of 2017. This decrease as a percentage of net revenue was primarily driven by a higher mix of eye exam sales as a result of our growing managed care business and an increased eyeglass sales mix, partially offset by higher optometrist costs.

•
Selling, general and administrative expenses (“SG&A”) increased 14.1% to $165.0 million from $144.7 million for the second quarter of 2017. As a percentage of net revenue, SG&A decreased 10 basis points to 42.8% from 42.9% for the second quarter of 2017. This decrease as a percentage of net revenue was primarily driven by store payroll, partially offset by advertising expenses.

•
Depreciation and amortization expense increased 18.6% to $17.3 million from $14.6 million for the second quarter of 2017, primarily driven by new store openings, as well as investments in optical laboratories, distribution centers and information technology infrastructure, including omni-channel platform related investments.

•
Interest expense, net, decreased $5.2 million compared to the second quarter of 2017, primarily driven by a $4.5 million decrease resulting from the payoff of the $125.0 million in second lien term loans and $235.0 million in outstanding amount of first lien term loans during the fourth quarter of 2017.

•
The effective tax rate was 20.1% for the second quarter of 2018, which reflects the reduced federal statutory rate as part of the Tax Cuts and Jobs Act of 2017 as well as an 8.4% reduction due to a $1.4 million income tax benefit resulting from stock option exercises.

•
Net income was $13.1 million compared to a net loss of $1.5 million for the second quarter of 2017. Net margin increased 380 basis points to 3.4% from a 0.4% decline for the second quarter of 2017. Diluted EPS was $0.17 compared to $0.03 loss per share for the second quarter of 2017.

•
Adjusted net income increased 131.8% to $16.2 million compared to $7.0 million for the second quarter of 2017. Adjusted diluted EPS increased 68.0% to $0.21 per diluted share compared to $0.12 per diluted share for the second quarter of 2017.

•
Adjusted EBITDA increased 18.2% to $46.8 million compared to $39.6 million for the second quarter of 2017. Adjusted EBITDA growth benefited 630 basis points from the net change in margin on unearned revenue. Adjusted EBITDA margin increased 40 basis points to 12.1% from 11.7% for the second quarter of 2017.

Six-Month Period Highlights

•	Net revenue increased 12.2% to $793.5 million from $707.4 million for the same period of 2017.

•	Comparable store sales growth of 7.5% and adjusted comparable store sales growth of 6.5% were primarily driven by increases in customer transactions and, to a lesser extent, average ticket.

•	The Company opened 40 new stores, closed three stores and ended the period with 1,050 stores. Overall, store count grew 7.1% from July 1, 2017 to June 30, 2018.

•
As a result of changes in California law, in the third quarter of 2017, the Legacy segment began providing eye examination services that previously had been provided by FirstSight, increasing Legacy comparable store sales growth by 200 basis points. Also, in the fourth quarter of 2017, FirstSight ceased the sale of vision care products in Walmart locations that are not operated by the Company, reducing its net revenue and associated costs by approximately $3.6 million, with an immaterial impact on income from operations.

•
Costs applicable to revenue increased 11.0% to $357.5 million from $322.2 million for the same period of 2017. As a percentage of net revenue, costs applicable to revenue decreased 40 basis points to 45.1% from 45.5% for the same period of 2017. This decrease as a percentage of net revenue was primarily driven by a higher mix of exam sales as a result of the growing managed care business and a $2.3 million inventory write-off in the same period of 2017, partially offset by higher optometrist costs.

•
SG&A increased 13.8% to $335.1 million from $294.5 million for the same period of 2017. As a percentage of net revenue, SG&A increased 60 basis points to 42.2% from 41.6% for the same period of 2017. This increase as a percentage of net revenue was primarily driven by advertising expenses.

•
Depreciation and amortization expense increased 20.5% to $35.0 million from $29.1 million for the same period of 2017, primarily driven by new store openings, as well as investments in optical laboratories, distribution centers and information technology infrastructure, including omni-channel platform related investments.

•
Interest expense, net, decreased $7.4 million compared to the same period of 2017, primarily driven by a $8.9 million decrease resulting from the payoff of the $125.0 million in second lien term loans and $235.0 million in outstanding amount of first lien term loans during the fourth quarter of fiscal year 2017, partially offset by approximately $2.2 million in interest paid to counterparties associated with the Company's derivative cash flow hedges.

•
The effective tax rate was 18.4% compared to 36.9% for the same period of 2017. The decrease in the effective tax rate was primarily due to the reduced federal statutory rate as part of the Tax Cuts and Jobs Act of 2017 as well as an 8.7% reduction due to a $4.1 million income tax benefit resulting from stock option exercises.

•
Net income was $38.1 million compared to $15.6 million for the same period of 2017. Net margin increased 260 basis points to 4.8% from 2.2% for the same period of 2017. Diluted EPS was $0.49 compared to $0.27 for the same period of 2017.

•
Adjusted net income increased 42.3% to $43.0 million compared to $30.2 million for the same period of 2017. Adjusted diluted EPS increased 6.6% to $0.55 per diluted share compared to $0.52 per diluted share for the same period of 2017.

•
Adjusted EBITDA increased 9.5% to $107.9 million compared to $98.5 million for the same period of 2017. Adjusted EBITDA margin declined 30 basis points to 13.6% from 13.9% for the same period of 2017. The decline in adjusted EBITDA margin was primarily due to higher optometrist costs, advertising, and public company expenses.

Balance Sheet and Cash Flow Highlights as of June 30, 2018

•
The Company’s cash balance was $34.6 million as of June 30, 2018. The Company had no borrowings under its $100 million first lien revolving credit facility, exclusive of letters of credit of $5.5 million.

•	Total debt was $574.3 million as of June 30, 2018, consisting of outstanding first lien term loans and capital lease obligations.

•	Cash flows from operating activities for the first six months of 2018 were $80.1 million compared to $67.9 million for the same period of 2017.

•	Capital expenditures for the first six months of 2018 totaled $48.7 million compared to $44.2 million for the same period of 2017.

Fiscal 2018 Outlook
The Company reaffirms its outlook for the fiscal year ending December 29, 2018, as follows:

Fiscal 2018 Outlook
New Stores	~75
Adjusted Comparable Store Sales Growth	3 - 5%
Net Revenue	$1.485 - $1.515 billion
Adjusted EBITDA	$172 - $177 million
Adjusted Net Income	$52 - $56 million
Depreciation and Amortization	$72 - $73 million
Interest	$37 - $38 million
Tax Rate (1)	~26.0%
Capital Expenditures	$100 - $105 million

(1) Excluding the impact of stock option exercises

The fiscal 2018 outlook information provided above includes Adjusted EBITDA and Adjusted Net Income guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.

The fiscal 2018 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not fall within the ranges contained in its fiscal 2018 outlook. The Company uses these forward looking metrics internally to assess and benchmark its results and strategic plans.

Conference Call Details
A conference call to discuss the second quarter 2018 financial results is scheduled for today, August 14, 2018, at 11:00 a.m. Eastern Time. The U.S. toll free dial-in for the conference call is 866-754-6931 and the international dial-in is 636-812-6625. The conference passcode is 5373626. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call.

A telephone replay will be available shortly after the broadcast through Tuesday, August 21, 2018, by dialing 855-859-2056 from the U.S. or 404-537-3406 from international locations, and entering conference passcode 5373626. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.

About National Vision Holdings, Inc
National Vision Holdings, Inc. is one of the largest optical retail companies in the United States with over 1,000 retail stores in 44 states plus the District of Columbia and Puerto Rico. With a mission of helping people by making quality eyecare and eyewear more affordable and accessible, the Company operates five retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, Vision Centers inside select Walmart stores, Vista Opticals inside Fred Meyer stores and on select military bases, and several e-commerce websites, offering a variety of products and services for customers’ eyecare needs.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements made above under Fiscal 2018 Outlook and those related to our expectations regarding the performance of our industry, growth strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including our ability to open and operate new stores in a timely and cost-effective manner and to successfully enter new markets; our ability to maintain sufficient levels of cash flow from our operations to grow; our ability to recruit and retain vision care professionals for our stores; state, local and federal vision care and healthcare laws and regulations; our relationships with managed vision care companies, vision insurance providers and other third-party payors; our operating relationships with our host and legacy partners; the risk of loss or disruption in our distribution centers and optical laboratories; risks associated with vendors from whom our products are sourced; competition in the optical retail industry; our dependence on a limited number of suppliers; risks associated with information technology systems and the security of personal information and payment card data collected by us and our vendors; macroeconomic factors and other factors impacting consumer spending beyond the Company’s control; our growth strategy’s impact on our existing resources and performance of our existing stores; our ability to retain senior management and attract new personnel; our ability to manage costs; the success of our marketing, advertising and promotional efforts; risks associated with leasing substantial amounts of space; product liability, product recall or personal injury issues; our compliance with managed vision care laws and regulations; our reliance on third-party reimbursements; our ability to manage our inventory balances and inventory shrinkage; risks associated with our e-commerce business; seasonal fluctuations in our operating results and inventory levels; technological advances that may reduce the demand for our products, and future vision correction alternatives and drug development for the correction of vision-related problems; risks of losses arising from our investments in technological innovators in the optical retail industry; our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements; impact of any adverse judgments or settlements resulting from legal proceedings; our ability to adequately protect our intellectual property; our leverage; restrictions in our credit agreement that limits our flexibility in operating our business; our ability to generate sufficient cash flow to satisfy our debt service obligations; our dependence on our subsidiaries to fund all of our operations and expenses; risks associated with maintaining the requirements of being a public company; and our ability to comply with requirements to design, implement and maintain effective internal controls. Additional factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found under the heading entitled Part I, Item 1A - “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 30, 2017 (the “2017 Annual Report”), as filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Net Income” and “Adjusted Diluted EPS.” We believe EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted EPS assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.

EBITDA: We define EBITDA as net income, plus interest expense, income tax provision and depreciation and amortization.

Adjusted EBITDA: We define Adjusted EBITDA as EBITDA, further adjusted to exclude stock compensation expense, costs associated with debt refinancing, asset impairment, non-cash inventory write-offs, management fees, new store pre-opening expenses, non-cash rent, litigation settlement, secondary offering expenses, and other expenses.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenue.

Adjusted Net Income: We define Adjusted Net Income as net income, plus stock compensation expense, costs associated with debt refinancing, asset impairment, non-cash inventory write-offs, management fees, new store pre-opening expenses, non-cash rent, litigation settlement, secondary offering expenses, other expenses, amortization of acquisition intangibles and deferred financing costs, and tax benefit of stock option exercises, less the tax effect of these adjustments.

Adjusted Diluted EPS: We define Adjusted Diluted EPS as Adjusted Net Income divided by diluted weighted average common shares outstanding.

Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation in their 13th full month; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are ignored when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS and Adjusted Comparable Store Sales Growth are not recognized terms under GAAP and should not be considered as an alternative to net income (loss), the ratio of net income (loss) to net revenue, or diluted earnings per share as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of June 30, 2018 and December 30, 2017
In Thousands, Except Par Value Information
(Unaudited)

ASSETS	As of June 30, 2018	As of December 30, 2017
Current assets:
Cash and cash equivalents	$34,642	$4,208
Accounts receivable, net	45,075	43,193
Inventories	94,909	91,151
Prepaid expenses and other current assets	24,803	23,925
Total current assets	199,429	162,477

Property and equipment, net	328,035	304,132
Other assets:
Goodwill	792,744	792,744
Trademarks and trade names	240,547	240,547
Other intangible assets, net	68,716	72,903
Other assets	9,970	10,988
Total non-current assets	1,440,012	1,421,314
Total assets	$1,639,441	$1,583,791
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,784	$35,708
Other payables and accrued expenses	72,405	77,611
Unearned revenue	23,160	27,739
Deferred revenue	53,221	62,993
Current maturities of long-term debt	7,694	7,258
Total current liabilities	189,264	211,309

Long-term debt, less current portion and debt discount	566,565	561,980
Other non-current liabilities:
Deferred revenue	20,496	31,222
Other liabilities	42,294	46,044
Deferred income taxes, net	91,235	73,648
Total other non-current liabilities	154,025	150,914
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 75,334 and 74,654 shares issued and outstanding as of June 30, 2018 and December 30, 2017, respectively	753	746
Additional paid-in capital	638,377	631,798
Accumulated other comprehensive loss	(2,746)	(9,868)
Retained earnings	94,296	37,145
Treasury stock, at cost; 53 and 28 shares as of June 30, 2018 and December 30, 2017, respectively	(1,093)	(233)
Total stockholders’ equity	729,587	659,588
Total liabilities and stockholders’ equity	$1,639,441	$1,583,791

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Three and Six Months Ended June 30, 2018 and July 1, 2017
In Thousands, Except Per Share Information
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Revenue:
Net product sales	$319,408	$276,960	$658,185	$583,544
Net sales of services and plans	66,124	60,581	135,322	123,856
Total net revenue	385,532	337,541	793,507	707,400
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	127,731	112,314	258,609	233,347
Services and plans	49,328	44,094	98,904	88,869
Total costs applicable to revenue	177,059	156,408	357,513	322,216
Operating expenses:
Selling, general and administrative expenses	165,038	144,655	335,140	294,459
Depreciation and amortization	17,346	14,629	35,000	29,052
Asset impairment	—	1,000	—	1,000
Litigation settlement	—	7,000	—	7,000
Other expense, net	296	77	418	179
Total operating expenses	182,680	167,361	370,558	331,690
Income from operations	25,793	13,772	65,436	53,494
Interest expense, net	9,424	14,622	18,737	26,114
Debt issuance costs	—	—	—	2,702
Earnings (loss) before income taxes	16,369	(850)	46,699	24,678
Income tax provision	3,292	646	8,575	9,104
Net income (loss)	$13,077	$(1,496)	$38,124	$15,574

Earnings (loss) per share:
Basic	$0.17	$(0.03)	$0.51	$0.28
Diluted	$0.17	$(0.03)	$0.49	$0.27
Weighted average shares outstanding:
Basic	75,249	56,414	74,983	56,337
Diluted	77,858	56,414	77,879	58,339

Comprehensive income (loss):
Net income (loss)	$13,077	$(1,496)	$38,124	$15,574
Change in unrealized gain (loss) on hedge instruments	3,359	251	9,575	(79)
Tax (provision) benefit of change in unrealized gain (loss) on hedge instruments	(861)	(96)	(2,453)	30
Comprehensive income (loss)	$15,575	$(1,341)	$45,246	$15,525

National Vision Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2018 and July 1, 2017
In Thousands
(Unaudited)

	Six Months Ended
	June 30, 2018	July 1, 2017
Cash flows from operating activities:
Net income	$38,124	$15,574
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of property and equipment	30,814	24,835
Amortization of intangible assets	4,186	4,217
Amortization of loan costs	858	2,042
Asset impairment	—	1,000
Deferred income tax expense	8,377	8,765
Non-cash stock option compensation	3,120	1,989
Non-cash inventory adjustments	1,322	3,880
Bad debt expense	3,349	2,572
Debt issuance costs	—	2,702
Other	737	68
Changes in operating assets and liabilities:
Accounts receivable	(5,231)	(6,358)
Inventories	(5,080)	(6,192)
Other assets	(599)	1,792
Accounts payable	(2,924)	(4,967)
Deferred revenue	5,278	7,576
Other liabilities	(2,196)	8,438
Net cash provided by operating activities	80,135	67,933
Cash flows from investing activities:
Purchase of property and equipment	(48,684)	(44,219)
Other	116	84
Net cash used for investing activities	(48,568)	(44,135)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	173,712
Proceeds from exercise of stock options	3,530	1,088
Principal payments on long-term debt	(2,850)	(4,157)
Purchase of treasury stock	(860)	—
Payments on capital lease obligations	(759)	(424)
Debt issuance costs	—	(2,702)
Dividend to stockholders	—	(170,983)
Net cash used for financing activities	(939)	(3,466)
Net change in cash, cash equivalents and restricted cash	30,628	20,332
Cash, cash equivalents and restricted cash, beginning of year	5,193	5,687
Cash, cash equivalents and restricted cash, end of period	$35,821	$26,019

The following table provides a reconciliation of cash and cash equivalents reported within the condensed consolidated balance sheets to the total of cash, cash equivalents and restricted cash shown above:

	Six Months Ended
	June 30, 2018	July 1, 2017
Cash and cash equivalents	$34,642	$24,864
Restricted cash included in other assets	1,179	1,155
Total cash, cash equivalents and restricted cash	$35,821	$26,019

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Reconciliation of Net Income to EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
For the Three and Six Months Ended June 30, 2018 and July 1, 2017
In Thousands, Except Per Share Information
(Unaudited)

	Three Months Ended				Six Months Ended
In thousands	June 30, 2018		July 1, 2017		June 30, 2018		July 1, 2017
Net income (loss)	$13,077	3.4%	$(1,496)	(0.4)%	$38,124	4.8%	$15,574	2.2%
Interest expense	9,424	2.4%	14,622	4.3%	18,737	2.4%	26,114	3.7%
Income tax provision	3,292	0.9%	646	0.2%	8,575	1.1%	9,104	1.3%
Depreciation and amortization	17,346	4.5%	14,629	4.3%	35,000	4.4%	29,052	4.1%
EBITDA	43,139	11.2%	28,401	8.4%	100,436	12.7%	79,844	11.3%

Stock compensation expense (a)	1,524	0.4%	885	0.3%	3,120	0.4%	1,989	0.3%
Debt issuance costs (b)	—	—%	—	—%	—	—%	2,702	0.4%
Asset impairment (c)	—	—%	1,000	0.3%	—	—%	1,000	0.1%
Non-cash inventory write-offs (d)	—	—%	256	0.1%	—	—%	2,271	0.1%
Management fees (e)	—	—%	290	0.1%	—	—%	574	0.1%
New store pre-opening expenses (f)	756	0.2%	660	0.2%	1,230	0.2%	1,278	0.2%
Non-cash rent (g)	508	0.1%	296	0.1%	808	0.1%	654	0.1%
Litigation settlement (h)	—	—%	7,000	2.1%	—	—%	7,000	1.0%
Secondary offering expenses (i)	177	—%	—	—%	1,140	0.1%	—	1.0%
Other (j)	726	0.2%	831	0.2%	1,185	0.3%	1,213	0.2%
Adjusted EBITDA/ Adjusted EBITDA Margin	$46,830	12.1%	$39,619	11.7%	$107,919	13.6%	$98,525	13.9%
Note: Percentages reflect line item as a percentage of net revenue

	Three Months Ended		Six Months Ended
In thousands	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net income (loss)	$13,077	$(1,496)	$38,124	$15,574
Stock compensation expense (a)	1,524	885	3,120	1,989
Debt issuance costs (b)	—	—	—	2,702
Asset impairment (c)	—	1,000	—	1,000
Non-cash inventory write-offs (d)	—	256	—	2,271
Management fees (e)	—	290	—	574
New store pre-opening expenses (f)	756	660	1,230	1,278
Non-cash rent (g)	508	296	808	654
Litigation settlement (h)	—	7,000	—	7,000
Secondary offering expenses (i)	177	—	1,140	—
Other (j)	726	831	1,185	1,213
Amortization of acquisition intangibles and deferred financing costs (k)	2,281	2,885	4,562	5,744
Tax benefit of stock option exercises (l)	(1,371)	—	(4,066)	—
Tax effect of total adjustments (m)	(1,528)	(5,641)	(3,083)	(9,770)
Adjusted Net Income	$16,150	$6,966	$43,020	$30,229

	Three Months Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Diluted EPS	$0.17	$(0.03)	$0.49	$0.27
Stock compensation expense (a)	0.02	0.02	0.04	0.03
Debt issuance costs (b)	—	—	—	0.05
Asset impairment (c)	—	0.02	—	0.02
Non-cash inventory write-offs (d)	—	—	—	0.04
Management fees (e)	—	0.01	—	0.01
New store pre-opening expenses (f)	0.01	0.01	0.02	0.02
Non-cash rent (g)	0.01	0.01	0.01	0.01
Litigation settlement (h)	—	0.12	—	0.12
Secondary offering expenses (i)	—	—	0.01	—
Other (j)	0.01	0.01	0.02	0.02
Amortization of acquisition intangibles and deferred financing costs (k)	0.03	0.05	0.06	0.10
Tax benefit of stock option exercises (l)	(0.02)	—	(0.05)	—
Tax effect of total adjustments (m)	(0.02)	(0.10)	(0.04)	(0.17)
Adjusted Diluted EPS	$0.21	$0.12	$0.55	$0.52

Weighted average diluted shares outstanding	77,858	56,414	77,879	58,339
Note: Some of the totals in the table above do not foot due to rounding differences

(a)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards.

(b)	Fees associated with the borrowing of $175.0 million in additional principal under our first lien credit agreement during the first quarter of 2017.

(c)	Non-cash charges related to impairment of long-lived assets, primarily the complete write-off of a cost based investment.

(d)	Reflects write-offs of inventory relating to the expiration of a specific type of contact lenses that could not be sold and required disposal.

(e)
Reflects management fees paid to Kohlberg Kravis Roberts & Co. L.P. ("KKR") and Berkshire Partners LLC ("Berkshire") in accordance with our monitoring agreement with them. The monitoring agreement was terminated automatically in accordance with its terms upon the consummation of the initial public offering (the "IPO") in October 2017.

(f)
Pre-opening expenses, which include marketing and advertising, labor and occupancy expenses incurred prior to opening a new store, are generally higher than comparable expenses incurred once such store is open and generating revenue. We believe that such higher pre-opening expenses are specific in nature and amount to opening a new store and as such, are not indicative of ongoing core operating performance. We adjust for these costs to facilitate comparisons of store operating performance from period to period. Pre-opening costs are permitted exclusions in our calculation of Adjusted EBITDA pursuant to the terms of our existing credit agreements.

(g)	Consists of the non-cash portion of rent expense, which reflects the extent to which our straight-line rent expense recognized under GAAP exceeds or is less than our cash rent payments.

(h)
Amounts accrued related to settlement of litigation. See Note 7. “Commitments and Contingencies “ in our unaudited condensed consolidated financial statements included in Part I. Item 1. of our quarterly report on Form 10-Q.

(i)	Expenses related to our secondary public offerings for the three and six months ended June 30, 2018.

(j)
Other adjustments include amounts that management believes are not representative of our operating performance, including our share of losses on equity method investments of $0.4 million, $0.2 million, $0.6 million and $0.3 million for the three months ended June 30, 2018 and July 1, 2017 and six months ended June 30, 2018 and July 1, 2017, respectively; the amortization impact of adjustments related to the acquisition of the Company by affiliates of KKR in March 2014 (the "KKR Acquisition") (e.g., fair value of leasehold interests) of $52,000, $(72,000), $69,000, and $(0.2) million for the three months ended June 30, 2018 and July 1, 2017 and the six months ended June 30, 2018 and July 1, 2017, respectively; expenses related to preparation for being an SEC registrant that were not directly attributable to the IPO and therefore not charged to equity of $0.7 million and $1.2 million for the three and six months ended July 1, 2017; differences between the timing of expense versus cash payments related to contributions to charitable organizations of $(0.3) million for each of the three months ended June 30, 2018 and July 1, 2017 and $(0.5) million for each of the six months ended June 30, 2018 and July 1, 2017, respectively; costs of severance and relocation of $0.3 million for each of the three months ended June 30, 2018 and July 1, 2017 and, $0.5 million and $0.3 million for the six months ended June 30, 2018 and July 1, 2017 respectively; and other expenses and adjustments totaling $0.2 million for the three months ended June 30, 2018 and $0.5 million and $71,000 for the six months ended June 30, 2018 and July 1, 2017, respectively.

(k)
Amortization of acquisition intangibles related to the increase in the carrying values of intangible assets as a result of the KKR Acquisition of $1.9 million for each of the three months ended June 30, 2018 and July 1, 2017 and $3.7 million for each of the six months ended June 30, 2018 and July 1, 2017. Amortization of deferred financing costs is primarily associated with the March 2014 term loan borrowings in connection with the KKR Acquisition and, to a lesser extent, amortization of deferred loan discount costs associated with the May 2015 and February 2017 incremental first lien term loans and the November 2017 first lien term loan refinancing, aggregating to $0.4 million, $1.0 million, $0.8 million and $2.0 million for the three months ended June 30, 2018 and July 1, 2017 and six months ended June 30, 2018 and July 1, 2017, respectively.

(l)
Tax benefit associated with accounting guidance adopted at the beginning of fiscal year 2017 (Accounting Standards Update 2016-09, Compensation - Stock Compensation), requiring excess tax benefits to be recorded in earnings as discrete items in the reporting period in which they occur.

(m)	Represents the tax effect of the total adjustments at our estimated annual effective tax rate.

Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth
For the Three and Six Months Ended June 30, 2018 and July 1, 2017
(Unaudited)

	Comparable store sales growth (a)
	Three Months Ended June 30, 2018	Three Months Ended July 1, 2017	Six Months Ended June 30, 2018	Six Months Ended July 1, 2017	2018 Outlook
Owned & host segment
America’s Best	10.2%	12.2%	7.2%	9.3%
Eyeglass World	9.5%	9.2%	7.8%	6.3%
Military	(5.2)%	(5.9)%	(1.1)%	(7.1)%
Fred Meyer	5.2%	(2.2)%	5.6%	(3.4)%
Legacy segment	4.4%	0.9%	3.8%	(1.1)%

Total comparable store sales growth	10.4%	8.5%	7.5%	7.0%	3.5 - 5.5%
Adjusted comparable store sales growth(b)	8.8%	9.1%	6.5%	6.5%	3 - 5%

(a)
Total comparable store sales calculated based on consolidated net revenue excluding the impact of (i) corporate/other segment net revenue, (ii) sales from stores opened less than 12 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month, and (v) if applicable, the impact of a 53rd week in a fiscal year. Comparable store sales growth for America's Best, Eyeglass World, Military, and Fred Meyer is calculated based on cash basis revenues consistent with what the Chief Operating Decision Maker reviews, and consistent with reportable segment revenues presented in Note 8. "Segment Reporting" in our condensed consolidated financial statements included in Part I. Item 1. of our quarterly report on Form 10-Q, with the exception of the legacy segment, which is adjusted as noted in (b) (ii) below.

(b)
There are two differences between total comparable store sales growth based on consolidated net revenue and adjusted comparable store sales growth: (i) adjusted comparable store sales growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in a decrease of 1.5% and an increase of 0.8% from total comparable store sales growth based on consolidated net revenue for the three months ended June 30, 2018 and July 1, 2017, respectively, and a decrease of 1.0% and 0.1% from total comparable store sales growth based on consolidated net revenue for the six months ended June 30, 2018 and July 1, 2017, respectively, and (ii) adjusted comparable store sales growth includes retail sales to the legacy partner’s customers (rather than the revenues recognized consistent with the management and services agreement), resulting in a decrease of 0.1% and 0.2% from total comparable store sales growth based on consolidated net revenue for the three months ended June 30, 2018 and July 1, 2017, respectively, and a decrease of 0.4% from total comparable store sales growth based on consolidated net revenue for the the six months ended July 1, 2017.

Investors:

National Vision Holdings, Inc.
David Mann, CFA, Vice President of Investor Relations
(470) 448-2448
investor.relations@nationalvision.com

Media:

National Vision Holdings, Inc.
Kristina Gross, Director of Communications
(470) 448-2355
Kristina.gross@nationalvision.com